Exhibit 99.1

Corsair Reports Strong Second Quarter 2026 Profit Growth and Cash Generation

Exceeds Profit Expectations with and without Tariff Refund

MILPITAS, CA, August 6, 2026 – Corsair Gaming, Inc. (Nasdaq: CRSR) (“Corsair” or the “Company”), a leading global provider and innovator of high-performance products for gamers, streamers, content-creators, performance PC builders, and SIM Racing enthusiasts, today announced financial results for the second quarter 2026, guidance for the third quarter 2026, and updated guidance for full year 2026.

Second Quarter 2026 Select Financial Highlights (compared to second quarter 2025 unless otherwise stated)

•
Gross profit increased 21% year-over-year to $104.3 million. Gross margin expanded by 635 basis points year-over-year and 45 basis points sequentially to 33.2%, a company record.
•
GAAP operating income improved to $7.6 million from an operating loss of $16.9 million, while net income improved to $9.1 million from a net loss of $20.3 million.
•
Adjusted EBITDA increased 279% year-over-year to $30.8 million, nearly double the high end of the Company’s guidance of $15.5 million. Adjusted EBITDA margin expanded by 730 basis points to 9.8%.
•
GAAP diluted earnings per share was $0.06, compared with a loss of $0.16 a year ago; non-GAAP diluted earnings per share was $0.23, compared with $0.01 a year ago, which was more than three times the high end of the Company’s guided range of $0.05 to $0.07.
•
Net revenue was $314.3 million, down 2% year-over-year, above the assumed midpoint of the Company’s guided range of $295 million to $320 million.
•
Direct-to-consumer business was 20% of total net revenue.
•
Net cash provided by operating activities increased 148% year-over-year to $74.8 million. Cash and restricted cash increased $74.1 million sequentially to $193.9 million at quarter-end.

During the second quarter of 2026, the Company recognized a benefit of approximately $15.6 million to GAAP gross profit from refunds of tariffs previously paid under the International Emergency Economic Powers Act. This delivered approximately 500 basis points of benefit to gross margin. Net income benefited by approximately $14.9 million, adjusted EBITDA by approximately $14.3 million and non-GAAP diluted earnings per share by $0.14. Excluding this benefit, net loss would have been $5.7 million and GAAP diluted loss per share would have been $(0.07), adjusted EBITDA would have been $16.6 million, and non-GAAP diluted earnings per share would have been $0.09, both above the high end of the Company’s guided ranges of $15.5 million and $0.07 respectively. Following receipt of these amounts, the Company is materially complete with the tariff-refund process, although it may receive immaterial administrative adjustments or interest in future periods.

Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP equivalents are included below under the heading “Use and Reconciliation of Non-GAAP Financial Measures.”

Business Segment Highlights:

Gamer and Creator Peripherals Segment

Revenue grew 13% year over year to $115.9 million, with continued strong demand across gaming peripherals, streaming components, and Sim Racing solutions. Growth reflects market share gains, successful new product introductions, and continued ecosystem expansion.

Gross profit increased 27% year-over-year to $52.0 million, with the segment continuing to benefit from a favorable shift toward higher-margin categories.

Elgato and Stream Deck continued to expand beyond content creation into broader workflow automation and professional broadcast applications. In the first half of 2026, the Elgato Marketplace delivered strong first half year-over-year growth, with gross revenue and transaction volume each up over 100% and product submissions up more than 300%, alongside more than 500,000 new accounts added. AI-assisted development is making it easier for creators and developers to build new profiles and plug-ins, increasing the utility of the Stream Deck ecosystem and supporting future recurring-revenue opportunities. During the quarter, Corsair also made a minority investment in Bitfocus AS, a Norway-based software company, to deepen integration between Stream Deck and Bitfocus's professional show-control software, further extending the Stream Deck ecosystem into live production and broadcast workflows. As part of the agreement, Corsair and Bitfocus also established a partnership under which Stream Deck Studio and the broader Stream Deck range will serve as the preferred and primary control surfaces across Bitfocus customer deployments.

Sim Racing remained a key growth driver, with continued momentum at Fanatec supported by new products, expanded distribution and direct-to-consumer engagement. Fanatec’s momentum was one of the key contributors to the segment’s double-digit revenue growth, while it also carries gross margins above the segment average. Fanatec’s direct-to-consumer orientation also provides stronger unit economics, richer customer data and deeper customer relationships, while complementing Corsair’s channel partnerships.

Recent Developments:

On August 3, 2026, Corsair completed the acquisition of Trak Racer, a complementary Sim Racing hardware brand sold primarily through direct-to-consumer channels, extending Fanatec’s product range and distribution reach within the Company's Sim Racing platform. As part of the transaction, Trak Racer founder Matt Sten has joined as Chief Technology Officer of the Company's Sim Solutions group, and Pete Hosking will continue to lead Trak Racer with ongoing P&L responsibility.

Gaming Components and Systems Segment

Revenue declined 9% year-over-year to $198.5 million. Higher memory pricing continued to weigh on the market for DIY PC builds and standalone components, which shrank year-over-year during the quarter.

Elsewhere within the segment, memory revenue grew 17% year-over-year, supported by continued excellence in supply chain management, robust demand and sequential market share gains in North America. The Company’s memory supply availability remained adequate as its strategically built memory inventory was substantially right-sized during the first half of 2026.

Within Systems, demand remained strong, with continued AI compute momentum driving solid year-over-year revenue growth. Corsair is building its AI workstation offering as a natural extension of its existing capabilities in high-performance systems, customization, memory, thermal management and power delivery, initially targeting the approximately $22 billion desktop AI PC opportunity and prosumer and small- and medium-sized business customers who value local compute, data security and lower cloud-token consumption. The significance of this opportunity to the Company’s operations remains early, with a more impactful contribution expected in the latter part of 2027 and beyond.

Despite the market headwinds in components, gross profit increased 17% year-over-year to $52.2 million and gross margin expanded 570 basis points to 26.3% year-over-year.

Management Commentary:

Thi La, Chief Executive Officer of Corsair, stated, “We delivered another quarter of significant profitability improvement, with gross margin reaching a record for the Company at 33.2%, gross profit increasing 21% year-over-year, net loss of $5.7 million excluding the tariff refund and adjusted EBITDA, excluding the tariff refund, of $16.6 million, above the high end of our guidance. These results demonstrate the strength of our improving product mix, disciplined execution and continued shift toward higher-margin categories. Gamer and Creator Peripherals was a standout, delivering 13% revenue growth, 27% gross profit growth and a gross margin of 44.9%, supported by continued momentum at Fanatec and the expanding Elgato and Stream Deck ecosystem.”

“Looking ahead, our investments remain focused on margin potential, ecosystem value and our ability to win. We see meaningful opportunities to further expand Stream Deck into workflow automation and professional broadcasting, accelerate Marketplace development through AI, deepen our direct-to-consumer relationships and build on Fanatec’s momentum in Sim Racing. Adding to this, our acquisition of Trak Racer has the potential to deliver strong synergies from product range to channel reach. While elevated memory pricing continues to delay DIY PC builds, we believe that demand has been deferred, not lost, and that Corsair is well positioned to benefit as market conditions normalize.”

Gordon Mattingly, Chief Financial Officer of Corsair, stated, “The quarter showed strong conversion of gross-profit improvement into earnings and cash generation. We moved from a $16.9 million GAAP operating loss a year ago to $7.6 million of operating income, generated $74.8 million of operating cash flow, and ended the quarter with $193.9 million of cash and restricted cash against approximately $118.7 million of debt. We also reduced operating expenses by $6.1 million year-over-year, allowing more of the gross-profit improvement from mix and execution to reach the bottom line. The tariff refund further strengthened our financial results and cash position during the quarter. With the related refund process now materially complete, our focus remains on executing against the underlying operating priorities of the business as we continue to drive growth.”

Third Quarter and Updated Full Year 2026 Financial Outlook:

For the third quarter of 2026, we expect:

•
Net revenue to be in the range of $320 million to $350 million.
•
Adjusted EBITDA to be in the range of $18 million to $21 million.
•
Non-GAAP EPS to be in the range of $0.09 to $0.12.

For the full year 2026, we expect:

•
Net revenue to be in the range of $1.40 billion to $1.47 billion.
•
Adjusted EBITDA to be in the range of $121 to $131 million.
•
Non-GAAP EPS to be in the range of $0.85 to $0.94.

The third quarter and full year 2026 outlook assumes continued double-digit growth in Gamer and Creator Peripherals, led by Fanatec, Elgato and Stream Deck, with the higher-margin mix and continued direct-to-consumer progress supporting consolidated gross margin. Gaming Components and Systems is expected to remain pressured by elevated memory pricing delaying DIY demand, although supply availability is expected to remain adequate.

Our full year 2026 outlook for net revenue represents an increase of approximately $35 million at the assumed midpoint of our updated guidance range, compared to our prior guidance. The assumed midpoint of our adjusted EBITDA range is also up approximately $19 million compared to the assumed midpoint of our prior guidance range of $100 million to $115 million.

Conference Call and Webcast Information

Corsair will host a conference call to discuss the second quarter of 2026 financial results today at 2:00 p.m. Pacific Time. The conference call will be accessible on Corsair’s Investor Relations website at https://ir.corsair.com, or by dialing 1-877-407-0784 (USA) or 1-201-689-8560 (International) with conference ID 13761177. A replay will be available approximately 3 hours after the live call ends on Corsair’s Investor Relations website, or through August 13, 2026 by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International), with passcode 13761177.

About Corsair Gaming

Corsair (Nasdaq: CRSR) is a leading global developer and manufacturer of high-performance products and technology for gamers, content creators, and PC enthusiasts. From award-winning PC components and peripherals to premium streaming equipment and smart ambient lighting, Corsair delivers a full ecosystem of products that work together to enable everyone, from casual gamers to committed professionals, to perform at their very best. Corsair also sells products under its Fanatec brand, the leading end-to-end premium Sim Racing product line; Trak Racer brand, which provides premium racing and flight-simulation cockpits, frames, seats, monitor stands, motion systems and accessories; Elgato brand, which provides premium studio equipment and accessories for content creators; SCUF Gaming brand, which builds custom-designed controllers for competitive gamers; and ORIGIN PC brand, a builder of custom gaming and workstation desktop PCs.

Forward-Looking Statements

This press release contains express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s financial outlook for the third quarter 2026 and the full year 2026; potential future growth in certain product categories; future headwinds and tailwinds that may impact the Company’s sales and results of operations including semiconductor supply constraints and demand for AI-focused workstations; the potential growth and the long-term trajectory of our segments; expected synergies from the acquisition of Trak Racer; the potential market opportunity for desktop AI PCs; the anticipated timeline for a more meaningful contribution from the Company's AI workstation initiative; statements regarding the status of the tariff refund process and the possibility of future administrative adjustments; and the Company's view that elevated DIY PC demand has been deferred rather than lost and its positioning to benefit as market conditions normalize. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: the Company’s limited operating history, which makes it difficult to forecast the Company’s future results of operations; current macroeconomic conditions, including the impacts of high inflation and risk of recession, on demand for our products, consumer confidence and financial markets generally; changes in trade regulations, policies, and agreements and the imposition of tariffs that affect our products or operations, including potential new tariffs that may be imposed on U.S. imports and our ability to mitigate; the Company’s ability to build and maintain the strength of the Company’s brand among gaming, streaming and content creator enthusiasts and ability to continuously develop and successfully market new products and improvements to existing products; the introduction and success of new third-party high-performance computer hardware, particularly graphics processing units and central processing units as well as sophisticated new video games; fluctuations in operating results; the loss or inability to attract and retain key management; the impacts from geopolitical events and unrest; delays or disruptions at the Company or third-parties’ manufacturing and distribution facilities; and the other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) and our subsequent filings with the SEC. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances. Our results for the quarter ended June 30, 2026 are also not necessarily indicative of our operating results for any future periods.

Use and Reconciliation of Non-GAAP Financial Measures

To supplement the financial results presented in accordance with GAAP, this earnings release presents certain non-GAAP financial information, including adjusted operating income (loss), adjusted net income (loss), adjusted net income (loss) per diluted share and adjusted EBITDA. These are important financial performance measures for us but are not financial measures as defined by GAAP. The presentation of this non-GAAP financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use adjusted operating income (loss), adjusted net income (loss), adjusted net income (loss) per share and adjusted EBITDA to evaluate our operating performance and trends and make planning decisions. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses and other items that we exclude in such non-GAAP measures. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects, and allowing for greater transparency with respect to the key financial metrics used by our management in our financial and operational decision-making. We also present these non-GAAP financial measures because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations.

Our use of these terms may vary from that of others in our industry. These non-GAAP financial measures should not be considered as an alternative to net revenue, operating income (loss), net income (loss), cash provided by operating activities, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

We calculate these non-GAAP financial measures as follows:

•
Adjusted operating income (loss), non-GAAP, is determined by adding back to GAAP operating income (loss), the impact from amortization, stock-based compensation, one-time costs related to legal and other matters, acquisition and related integration costs, restructuring and other charges, legal and due diligence costs related to strategic investments, and acquisition accounting impact related to recognizing acquired inventory at fair value.
•
Adjusted net income (loss), non-GAAP, excludes the impact from amortization, stock-based compensation, one-time costs related to legal and other matters, acquisition and related integration costs, restructuring and other charges, acquisition accounting impact related to recognizing acquired inventory at fair value, legal and due diligence costs related to strategic investments, and the bargain purchase gain on business acquisition, as well as the related tax effects of each of these adjustments.
•
Adjusted net income (loss) per diluted share, non-GAAP, is determined by dividing adjusted net income (loss), non-GAAP, by the respective weighted average shares outstanding, inclusive of the impact of other dilutive securities.
•
Adjusted EBITDA excludes the impact from amortization, stock-based compensation, one-time costs related to legal and other matters, acquisition and related integration costs, restructuring and other charges, acquisition accounting impact related to recognizing acquired inventory at fair value, legal and due diligence costs related to strategic investments, and the bargain purchase gain on business acquisition, depreciation, interest expense, net, and tax expense (benefit).

We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

Investor Relations Contact: David Pasquale ir@corsair.com 914-337-8801	Media Contact: media@corsair.com 510-657-8747

Corsair Gaming, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net revenue	$314,335	$320,112	$668,847	$689,862
Cost of revenue	210,047	234,241	448,530	501,629
Gross profit	104,288	85,871	220,317	188,233
Operating expenses:
Sales, general and administrative	81,233	85,280	166,221	172,272
Product development	15,447	17,514	32,692	35,147
Total operating expenses	96,680	102,794	198,913	207,419
Operating income (loss)	7,608	(16,923)	21,404	(19,186)
Other (expense) income:
Interest expense	(1,674)	(2,476)	(3,365)	(5,152)
Interest income	1,404	580	1,825	1,210
Other (expense) income, net	1,781	(1,856)	2,155	(5,803)
Total other expense (income), net	1,511	(3,752)	615	(9,745)
Income (loss) before income taxes	9,119	(20,675)	22,019	(28,931)
Income tax benefit (expense)	30	369	187	(1,692)
Net income (loss)	9,149	(20,306)	22,206	(30,623)
Less: Net income attributable to noncontrolling interest	306	556	579	698
Net income (loss) attributable to Corsair Gaming, Inc.	$8,843	$(20,862)	$21,627	$(31,321)

Calculation of net income (loss) per share attributable to common stockholders of Corsair Gaming, Inc.:
Net income (loss) attributable to Corsair Gaming, Inc.	$8,843	$(20,862)	$21,627	$(31,321)
Change in redemption value of redeemable noncontrolling interest	(2,015)	3,861	(2,935)	4,253
Net income (loss) attributable to common stockholders of Corsair Gaming, Inc.	$6,828	$(17,001)	$18,692	$(27,068)

Net income (loss) per share attributable to common stockholders of Corsair Gaming, Inc.:
Basic	$0.06	$(0.16)	$0.17	$(0.26)
Diluted	$0.06	$(0.16)	$0.17	$(0.26)
Weighted-average common shares outstanding:
Basic	107,351	105,864	107,110	105,554
Diluted	109,193	105,864	108,485	105,554

Corsair Gaming, Inc.

Segment Information

(Unaudited, in thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net revenue:
Gamer and Creator Peripherals	$115,884	$102,642	$239,194	$214,615
Gaming Components and Systems	198,451	217,470	429,653	475,247
Total Net revenue	$314,335	$320,112	$668,847	$689,862

Gross Profit:
Gamer and Creator Peripherals	$52,044	$41,089	$102,334	$87,503
Gaming Components and Systems	52,244	44,782	117,983	100,730
Total Gross Profit	$104,288	$85,871	$220,317	$188,233

Gross Margin:
Gamer and Creator Peripherals	44.9%	40.0%	42.8%	40.8%
Gaming Components and Systems	26.3%	20.6%	27.5%	21.2%
Total Gross Margin	33.2%	26.8%	32.9%	27.3%

Corsair Gaming, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2026	December 31, 2025

Assets
Current assets:
Cash and restricted cash	$193,604	$98,583
Accounts receivable, net	159,820	233,900
Inventories	264,533	303,336
Prepaid expenses and other current assets	28,891	29,639
Total current assets	646,848	665,458
Restricted cash, noncurrent	252	250
Property and equipment, net	30,367	31,514
Goodwill	357,417	357,765
Intangible assets, net	106,489	125,210
Other assets	74,892	73,587
Total assets	$1,216,265	$1,253,784
Liabilities
Current liabilities:
Debt maturing within one year, net	$6,123	$6,120
Accounts payable	178,796	212,547
Other liabilities and accrued expenses	184,230	212,275
Total current liabilities	369,149	430,942
Long-term debt, net	112,160	115,222
Deferred tax liabilities	3,607	6,071
Other liabilities, noncurrent	50,997	55,795
Total liabilities	535,913	608,030
Temporary equity
Redeemable noncontrolling interest	15,498	12,197
Stockholders' equity
Common stock and additional paid-in capital	718,782	705,372
Accumulated deficit	(52,538)	(71,230)
Accumulated other comprehensive loss	(1,390)	(585)
Total stockholders' equity	664,854	633,557
Total liabilities, temporary equity and stockholders' equity	$1,216,265	$1,253,784

Corsair Gaming, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Cash flows from operating activities:
Net income (loss)	$9,149	$(20,306)	$22,206	$(30,623)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation	5,935	9,335	12,629	18,657
Depreciation	3,649	3,351	7,200	6,724
Amortization	8,815	9,853	18,621	19,635
Provision for doubtful accounts	—	2,828	—	2,828
Reversal of bargain purchase gain on business acquisition	—	—	—	2,581
Deferred income taxes, net of valuation allowance	(3,625)	(2,287)	(6,394)	(3,303)
Other	803	(745)	1,540	2,286
Changes in operating assets and liabilities:
Accounts receivable	18,917	37,822	73,131	38,023
Inventories	8,725	(21,501)	38,905	(43,738)
Prepaid expenses and other assets	(1,135)	1,771	(111)	4,018
Accounts payable	20,885	15,306	(33,698)	49,559
Other liabilities and accrued expenses	2,720	(5,234)	(29,463)	(17,704)
Net cash provided by operating activities	74,838	30,193	104,566	48,943
Cash flows from investing activities:
Purchase of property and equipment	(2,771)	(2,713)	(6,440)	(5,785)
Net cash used in investing activities	(2,771)	(2,713)	(6,440)	(5,785)
Cash flows from financing activities:
Repayment of debt	(1,562)	(24,000)	(3,125)	(49,000)
Repurchases of common stock	—	—	(5,011)	—
Proceeds from issuance of shares through employee equity incentive plans	4,456	1	6,511	3,441
Payment of taxes related to net share settlement of equity awards	(162)	(590)	(792)	(980)
Dividend paid to noncontrolling interest	—	(190)	(175)	(494)
Net cash used in financing activities	2,732	(24,779)	(2,592)	(47,033)
Effect of exchange rate changes on cash	(691)	2,219	(511)	1,693
Net increase (decrease) in cash and restricted cash	74,108	4,920	95,023	(2,182)
Cash and restricted cash at the beginning of the period	119,748	102,529	98,833	109,631
Cash and restricted cash at the end of the period	$193,856	$107,449	$193,856	$107,449

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Non-GAAP Operating Income (Loss) Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Operating income (loss) - GAAP	$7,608	$(16,923)	$21,404	$(19,186)
Amortization	8,815	9,853	18,621	19,635
Stock-based compensation	5,935	9,335	12,629	18,657
One-time costs related to legal and other matters	2,075	1,993	2,075	1,993
Restructuring and other charges	219	772	1,799	1,867
Acquisition and related integration costs	600	1,515	600	3,700
Legal and due diligence costs related to strategic investments	150	—	150	—
Acquisition accounting impact related to recognizing acquired inventory at fair value	—	98	—	613
Adjusted Operating Income - Non-GAAP	$25,402	$6,643	$57,278	$27,279

As a % of net revenue - GAAP	2.4%	-5.3%	3.2%	-2.8%
As a % of net revenue - Non-GAAP	8.1%	2.1%	8.6%	4.0%

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share Reconciliations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to common stockholders of Corsair Gaming, Inc. (1)	$6,828	$(17,001)	$18,692	$(27,068)
Less: Change in redemption value of redeemable noncontrolling interest	(2,015)	3,861	(2,935)	4,253
Net income (loss) attributable to Corsair Gaming, Inc.	8,843	(20,862)	21,627	(31,321)
Add: Net income attributable to noncontrolling interest	306	556	579	698
Net income (loss) - GAAP	9,149	(20,306)	22,206	(30,623)
Adjustments:
Amortization	8,815	9,853	18,621	19,635
Stock-based compensation	5,935	9,335	12,629	18,657
Restructuring and other charges	219	772	1,799	1,867
One-time costs related to legal and other matters	2,075	1,993	2,075	1,993
Acquisition and related integration costs	600	1,515	600	3,700
Legal and due diligence costs related to strategic investments	150	—	150	—
Reversal of bargain purchase gain on business acquisition	—	—	—	2,581
Acquisition accounting impact related to recognizing acquired inventory at fair value	—	98	—	613
Non-GAAP income tax adjustment	(1,978)	(1,966)	(3,961)	(4,810)
Adjusted net income - Non-GAAP	$24,965	$1,294	$54,119	$13,613

Diluted net income (loss) per share:
GAAP	$0.06	$(0.16)	$0.17	$(0.26)
Adjusted, Non-GAAP	$0.23	$0.01	$0.50	$0.13

Weighted-average common shares outstanding - Diluted:
GAAP	109,193	105,864	108,485	105,554
Adjusted, Non-GAAP	109,193	107,304	108,485	107,337

(1) Numerator for calculating net income (loss) per share-GAAP

Corsair Gaming, Inc.

GAAP to Non-GAAP Reconciliations

Adjusted EBITDA Reconciliations

(Unaudited, in thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) - GAAP	$9,149	$(20,306)	$22,206	$(30,623)
Amortization	8,815	9,853	18,621	19,635
Stock-based compensation	5,935	9,335	12,629	18,657
One-time costs related to legal and other matters	2,075	1,993	2,075	1,993
Restructuring and other charges	219	772	1,799	1,867
Acquisition and related integration costs	600	1,515	600	3,700
Legal and due diligence costs related to strategic investments	150	—	150	—
Acquisition accounting impact related to recognizing acquired inventory at fair value	—	98	—	613
Depreciation	3,649	3,351	7,200	6,724
Interest expense, net of interest income	270	1,896	1,540	3,942
Reversal of bargain purchase gain on business acquisition	—	—	—	2,581
Income tax (benefit) expense	(30)	(369)	(187)	1,692
Adjusted EBITDA - Non-GAAP	$30,832	$8,138	$66,633	$30,781

Adjusted EBITDA margin - Non-GAAP	9.8%	2.5%	10.0%	4.5%